Exhibit 99.1

FOR IMMEDIATE RELEASE
Bryan Hunt
(650) 849-5823

Essex Announces First Quarter 2012 Results
Core Funds from Operations per Diluted Share for the First Quarter Increased 24.6%

Palo Alto, California—May 2, 2012—Essex Property Trust, Inc. (NYSE:ESS) announced today its first quarter 2012 earnings results and related business activities.

Funds from Operations (“FFO”) for the quarter ended March 31, 2012, totaled $59.3 million, or $1.63 per diluted share compared to $48.5 million, or $1.44 per diluted share for the quarter ended March 31, 2011.  The Company’s Core FFO totaled $59.4 million, or $1.63 per diluted share for the quarter ended March 31, 2012, which is an increase of 24.6% compared to $44.3 million, or $1.31 per diluted share for the quarter ended March 31, 2011.

Net income available to common shareholders for the quarter ended March 31, 2012 totaled $22.7 million, or $0.67 per diluted share compared to $8.4 million, or $0.27 per diluted share for the quarter ended March 31, 2011.

First Quarter Highlights:

•	Achieved Core FFO per diluted share growth of 24.6% compared to Q1 2011.
•
Same-property net operating income (“NOI”) increased 11.2% compared to Q1 2011, and a sequential increase of 3.5%.  Growth was strong throughout all regions, including Southern California which increased 7.6% compared to Q1 2011, the highest NOI increase recorded for the region since Q1 2007.

•	Fund II NOI growth increased 17.1% compared to Q1 2011, and a sequential increase of 4.7%.
•	Achieved same-property financial occupancy of 96.9%, a sequential increase of 30 basis points.
•	Disposed of two properties in San Diego, California for total gross proceeds of $28.3 million, resulting in a gain of $9.8 million.
•	Increased the dividend 5.8% to an annual rate of $4.40 per share.
•	Tightened the full-year FFO guidance range to $6.52 to $6.77 per diluted share, raising the midpoint by $0.03 per diluted share as a result of exceeding our internal budget for the first quarter.
•	Provided an FFO per diluted share guidance range of $1.60 to $1.66 for the second quarter 2012.

Michael J. Schall, President and Chief Executive Officer of the Company, commented, “We are very pleased with the strong operating performance of Essex’s property portfolio and the overall results of the Company during the first quarter.  Rents and net operating income approached record levels, driven by moderate job growth, demographic tailwinds, and negligible supply of both rental and for-sale housing.  These results position the Company for continued success as it enters its peak leasing season.”

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

Same-Property Operations

Same-property operating results exclude properties that do not have comparable results.  The table below illustrates the percentage change in same-property rental rates, financial occupancies, gross revenues, operating expenses, and NOI for the quarter ended March 31, 2012 compared to March 31, 2011:

	Q1 2012 compared to Q1 2011
	Rental Rate	Occupancy	Gross	Operating	NOI
			Revenues	Expenses
Southern California	3.6%	0.6%	4.6%	-1.1%	7.6%
Northern California	9.5%	0.2%	9.9%	-0.5%	15.3%
Seattle Metro	8.5%	0.1%	9.0%	-0.1%	14.2%
Same-property portfolio	6.4%	0.4%	7.1%	-0.7%	11.2%

The table below illustrates the sequential percentage change in same-property rental rates, financial occupancies, gross revenues, operating expenses, and NOI for the quarter ended March 31, 2012 versus the quarter ended December 31, 2011:

	Q1 2012 compared to Q4 2011
	Rental Rate	Occupancy	Gross	Operating	NOI
			Revenues	Expenses
Southern California	0.7%	0.3%	1.1%	-2.2%	2.7%
Northern California	1.3%	0.5%	2.1%	-1.6%	3.8%
Seattle Metro	1.1%	0.5%	1.8%	-4.1%	5.0%
Same-property portfolio	1.0%	0.3%	1.5%	-2.4%	3.5%

Same-property financial occupancies for the quarters ended are as follows:

	3/31/2012	12/31/2011	3/31/2011
Southern California	96.7%	96.4%	96.1%
Northern California	97.3%	96.8%	97.1%
Seattle Metro	96.8%	96.3%	96.7%
Same-property portfolio	96.9%	96.6%	96.5%

Investment Activity – Subsequent Event

In April, the Company purchased the joint venture partner’s membership interest in the co-investment Essex Skyline at MacArthur Place, a 349-unit premier high-rise apartment community containing luxury amenities located in Santa Ana, California, for a total purchase price of $85 million.  During the second quarter, the Company expects to record income of $2.3 million, representing an incentive partnership interest earned as a result of achieving certain performance hurdles per the joint venture agreement.  The secured loan was repaid early as part of this transaction, and the property has been added to the Company’s unencumbered asset pool.

Development Activities

During the quarter, the Company began construction on Phase II of Epic, located in San Jose, California.  Phase II will contain 289-units for a total cost of $93 million.  Phase I of the community is expected to open in the second quarter of 2013.  The Company owns a 55% interest in Epic which is being developed in a co-investment partnership with the Canada Pension Plan Investment Board (“CPPIB”).

In April, the Company acquired an entity that owns a land parcel in Emeryville, California for the development of 190-unit apartment community.  The Company expects to start construction on the $58 million community during the second quarter of 2012.  The property is walking distance to several dining and shopping venues and located near public transit.

Liquidity and Balance Sheet

Common Stock
During the first quarter, the Company sold 221,072 shares of common stock for $31.6 million, net of commissions, at an average per share price of $144.54.  Through April, the Company has sold 569,307 shares of common stock for $84.4 million, net of commissions, at an average price of $149.83.

Private Placement Unsecured Notes
During the first quarter, the Company entered into an agreement for $200 million of private placement unsecured notes for a term of 9-years at an all-in rate of 4.3%.  The notes were forward funded to close over the next several months.  Please see our press release dated March 15, 2012 for additional details on the transaction.

The net proceeds from the note offering will be used to prepay secured mortgage debt coming due in late 2012 and 2013 at an average rate of 5.5%.  As a result of the prepayment of the Skyline loan referred to above and the prepayment of secured debt coming due in 2012 and 2013, the Company may incur prepayment penalties and the write-off of deferred charges up to $2.5 million during the second quarter of 2012.

Guidance

The Company tightened the full-year 2012 FFO guidance from a range of $6.47 to $6.77 per diluted share to $6.52 to $6.77, and raised the midpoint 3 cents to $6.65 per diluted share.  See S-14 for the assumptions used to calculate the low and high end of the 2012 FFO guidance range.  For the second quarter of 2012, the Company has provided an FFO per diluted share range of $1.60 to $1.66.

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results on Thursday, May 3, 2012 at 10 a.m. PST (1 p.m. EST), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (877) 407-0784, no passcode is necessary.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the first quarter earnings link.  To access the replay digitally, dial (877) 870-5176 using the replay pin number 392060. If you are unable to access the information via the Company’s website, please contact the Investor Relations department  by calling (650) 494-3700.

Corporate Profile

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 158 apartment communities with an additional 5 properties in various stages of active development. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations (“FFO”) Reconciliation

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, impairment charges, gains/losses on sales of real estate and extraordinary items. Management considers FFO and FFO which excludes non-recurring items referred to as ("Core FFO") to be useful financial performance measurements of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the operating performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by U.S. generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to the Company’s calculation.

The following table sets forth the Company’s calculation of FFO and Core FFO for the three months and year ended March 31, 2012 and 2011:

	Three Months Ended March 31,
Funds from Operations (In thousands)	2012	2011
Net income available to common stockholders	$22,722	$8,418
Adjustments:
Depreciation	40,828	37,031
Gains not included in FFO, net of disposition costs	(9,783)	-
Depreciation add back from unconsolidated co-investments	4,189	2,701
Noncontrolling interest related to Operating Partnership units	1,591	631
Depreciation attributable to noncontrolling interest	(289)	(262)
Funds from Operations	$59,258	$48,519
Gain on sales of marketable securities	-	(4,543)
Acquisition costs	188	301
Core Funds from Operations	$59,466	$44,277

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements on page 1 and under the caption “Guidance” on page 3 with respect to 2012 FFO per diluted share, statements and estimates on page 2 with respect to construction costs and start dates, and statements and estimates set forth under the captions “Development Pipeline” and “Redevelopment Pipeline and Capital Expenditures” on pages S-9 and S-10 of the Company’s Supplemental Financial Information Package, which accompanies this press release, regarding estimated costs of property development and redevelopment and regarding the anticipated timing of redevelopments and of the construction start, construction completion, initial occupancy and stabilization of property development and the various financial estimates set forth in the columns “Low-end of Guidance range 2012” and “High-end of guidance range 2012” on S-14 of the Company’s Supplemental Financial Information Package.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development projects, unexpected difficulties in leasing of development projects, total costs of development investments exceeding the Company’s projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including the Company’s most recent Report on Form 10-K for the year ended December 31, 2011.